Exhibit 8.2

90 Park Avenue

New York, NY 10016

212-210-9400 | Fax: 212-210-9444

Heather M. Ripley	Direct Dial: +1 212 210 9549	Email: heather.ripley@alston.com

October 16, 2026

Lincoln Bancorp

508 Main Street

Reinbeck, Iowa 50669

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the merger contemplated by the Agreement and Plan of Merger, dated as of September 2, 2026 (the “Merger Agreement”), by and between Equity Bancshares, Inc., a Kansas Corporation (“EQBK”), a to be formed subsidiary of EQBK, an Iowa corporation (“Merger Sub”), and Lincoln Bancorp, an Iowa corporation (“Lincoln”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Lincoln, with Lincoln as the surviving entity (the “Merger”), and, immediately following and in connection with the Merger, EQBK will cause Lincoln to be merged with an into EQBK, with EQBK surviving (the “Second Step Merger” and together with the Merger, the “Integrated Mergers”). This opinion is being delivered in connection with and as an exhibit to the registration statement on Form S-4 (the “Registration Statement”), including the joint proxy/prospectus included therewith, filed with the Securities and Exchange Commission (the “SEC”) on October 2, 2026, as amended. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement; the Registration Statement; the representation letters of EQBK and Lincoln provided to us and Norton Rose Fulbright US LLP, dated as of the date hereof, containing certain facts and representations (the “Representation Letters”); and such other documents as we have deemed necessary or appropriate as a basis for such opinion. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Merger Agreement, Registration Statement, Representation Letters, or other documents.

We have assumed, with your consent, that (i) the parties will act and that the Integrated Mergers will be effectuated in accordance with the Merger Agreement, without the waiver of any conditions to any party’s obligations under the Merger Agreement to consummate the Integrated Mergers; (ii) the Merger Agreement and the Registration Statement accurately reflect the material facts of the Integrated Mergers; (iii) the representations made by EQBK and Lincoln in their respective Representation Letters are true, correct, and complete as of the date hereof and will be true, correct, and complete at the Effective Time; and (iv) any representations by EQBK or Lincoln in the Merger Agreement, Registration Statement, or Representation Letters that are made to the best of any person’s knowledge, or that are similarly qualified, are based on the belief of such person and are true, correct, and complete as of the date hereof and will be true, correct, and complete at the Effective Time, in each case without regard to any knowledge or similar qualification. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if and when any of the facts or representations upon which the opinion is based should prove inaccurate or incomplete in any material respect.

Alston & Bird LLP	www.alston.com
Atlanta | Brussels | Century City | Charlotte | Chicago | Dallas | London | Los Angeles | New York | Raleigh | San Francisco | Silicon Valley | Washington, D.C.

October 16, 2026

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Regulations”), administrative rulings, and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. A change in law or the facts and assumptions underlying our opinion could affect the conclusions herein. We do not undertake and are under no obligation to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. There can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based on and subject to the foregoing, and subject to the assumptions, qualifications, and limitations stated herein and set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Integrated Mergers,” we are of the opinion that, under current law, the statements regarding the United States federal income tax consequences set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Integrated Mergers” insofar as they constitute statements of law or legal conclusions, accurately describe the material United States federal income tax consequences of the Integrated Mergers.

Except as set forth in the discussion under the heading “Material U.S. Federal Income Tax Consequences of the Integrated Mergers” in the Registration Statement, we express no opinion to any party as to the tax consequences, whether U.S. federal, state, local, or foreign, of the Integrated Mergers or of any transaction related thereto or contemplated by the Merger Agreement. Additional issues may exist that could affect the tax treatment of the Integrated Mergers, and this opinion does not consider or provide a conclusion with respect to any additional issues.

This opinion letter is delivered solely for the benefit of Lincoln, and no other party or entity is entitled to rely on this opinion without our express written consent. This opinion is rendered as of the date hereof solely in connection with the filing of the Registration Statement, as amended. We are under no obligation, and we do not undertake any obligation, to supplement or revise our opinion to reflect any factual or legal developments arising subsequent to the date hereof.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion of counsel as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons who consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

/s/ ALSTON & BIRD LLP

ALSTON & BIRD LLP